Exhibit 99.1

Investor Contact: Larry P. Kromidas

(618) 258-3206

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES EXTENSION OF EXCHANGE OFFER

CLAYTON, MO, February 9, 2007 - Olin Corporation (NYSE: OLN) announced today the extension of its offer to exchange (the "Exchange Offer") up to $124,983,000 aggregate principal amount of new 6.75% Senior Notes due 2016 (the "New Notes") for a like principal amount of its outstanding 6.75% Senior Notes due 2016, which have certain transfer restrictions (the "Original Notes") . The announcement was issued pursuant to Rule 134 under the Securities Act of 1933, as amended.

As specified in the Offer to Exchange dated January 11, 2007 and the related letter of transmittal, the Exchange Offer was set to expire on February 9, 2007 at 5:00 p.m., New York City time. The Exchange Offer is extended such that it will now expire on February 28, 2007 at 5:00 p.m., New York City time.

This announcement is not an offer to exchange or a solicitation of an offer to exchange with respect to any Original Notes, nor is this an offer to sell or the solicitation of an offer to buy any New Notes in any state in which such offer, solicitation or sale would be unlawful.

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel strip and aluminum strip. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

2007-04